EXHIBIT 99.1

PNM Resources Completes Acquisition of TNP Enterprises

First Choice Power, Texas-New Mexico Power Customers to See Renewed Commitment to

Service, Communities

(ALBUQUERQUE, N.M.) — With its purchase of TNP Enterprises complete today, PNM Resources (NYSE: PNM) joins the Texas deregulated energy market, gaining an additional 263,000 customers in the state.

TNP Enterprises, headquartered in Fort Worth, is the parent company for First Choice Power, a retail electric provider, and Texas-New Mexico Power Co. (TNMP), a transmission and distribution utility in Texas.

First Choice Power and TNMP are now subsidiaries of PNM Resources, an energy holding company based in Albuquerque, N.M., that shares First Choice Power’s and TNMP’s commitment to community involvement and reliable service. The acquisition is expected to provide TNMP and First Choice Power’s customers with greater opportunities for enhanced services and community programs.

In addition, the company’s acquisition agreement in Texas provides for $13 million in annual reductions in TNMP’s retail delivery rates. These reductions, which went into effect May 1, should help moderate the impact of rising energy prices. TNMP customers will receive an additional $6 million in credits over 24 months now that the acquisition is complete.

TNMP provides transmission and distribution services to about 80 percent of First Choice Power customers. In the coming weeks, First Choice Power will seek approval from the Public Utility Commission of Texas to pass on benefits of the rate reduction and cost savings to its customers who are provided services by TNMP.

Both First Choice Power and TNMP will continue operating under their current names in the state. For First Choice Power customers who manage their accounts electronically, the company’s Web site (www.firstchoicepower.com) will remain unchanged, as will customers’ user names and passwords. TNMP’s Web site will change from www.tnpe.com to www.tnmp.com, although those who enter the old Web address will be redirected automatically.

“PNM Resources, TNMP and First Choice Power share a commitment to exceptional customer service and reliability, and that commitment will continue across all PNM Resources subsidiaries,” said Jeff Sterba, chairman, president and CEO of PNM Resources. “Because we’ll be sharing best practices across all organizations, we believe this is a tremendous opportunity to offer customers even better service, and a great opportunity to grow our market.”

PNM Resources, TNMP and First Choice Power also are actively involved in the communities they serve, supporting many charitable, civic and economic development initiatives through employee involvement and financial support.

PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with consolidated operating revenues of $2.3 billion. Through its utility and energy service subsidiaries, PNM Resources supplies electricity to 725,000 homes and businesses in New Mexico and Texas and natural gas to 471,000 customers in New Mexico. Its utility subsidiaries are PNM and Texas-New Mexico Power. Other subsidiaries include First Choice Power, a deregulated competitive retail electric provider in Texas, and Avistar, an energy research and development company. PNM Resources and its subsidiaries also sell power on the wholesale market in the West. For more information, visit PNMResources.com.